 Exhibit 99.2

Senseonics Announces Strategic Collaboration with Ascensia Diabetes Care

•	Broad Partnership Features Global Commercialization and Financing Arrangements with Leader in Blood Glucose Monitoring
•	Company has Entered into Financing Agreements for up to $80 Million to Provide Additional Liquidity
•	Senseonics to Focus Streamlined Operations on Manufacturing, Research and Development of Next Generations of Eversense® Systems

GERMANTOWN, MD, August 10, 2020 -- Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and commercialization of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today announced the formation of a strategic partnership with Ascensia Diabetes Care (Ascensia), through a commercialization and collaboration agreement, which will make Ascensia the exclusive worldwide distributor of Senseonics’ Eversense® CGM systems. The company also announced a concurrent financing agreement with PHC Holdings Corporation, the parent company of Ascensia. In addition, Senseonics also announced a financing agreement with Masters Special Situations, LLC and affiliates thereof (“MSS”). The financing arrangements collectively provide for a total of up to $80 million of debt and equity capital.

Ascensia Diabetes Care is a global diabetes care company that is dedicated to helping people living with diabetes. It is a leader in the blood glucose monitoring (BGM) market with its CONTOUR® portfolio of devices that are known for their accuracy and ease of use. Ascensia markets its BGM devices in over 125 countries across the world. The Switzerland based company is owned by PHC Holdings Corporation, a KKR portfolio company.

“We are extremely excited to be partnering with Ascensia, a leader in the global diabetes space. Ascensia is well known for their high-quality CONTOUR products used by more than 10 million patients world-wide to help manage their diabetes. We believe their global commercial infrastructure and commitment to the Eversense systems will drive market adoption while allowing Senseonics to focus on further development of our implanted technology,” said Tim Goodnow, PhD, President and CEO of Senseonics.

Under the terms of the agreements, Ascensia will become the exclusive worldwide distribution partner for Senseonics’ CGM systems including Eversense®, Eversense® XL and future generation products. In the U.S., Ascensia will initiate marketing and sales activities in the coming months, with full responsibility and commercial ramp up expected in the first quarter of 2021. In the U.S., the commercial efforts for the remainder of 2020 are intended to re-initiate marketing Eversense to drive new patient starts, as well as to prepare for the launch of the new 180-day Eversense product, if approved. In Europe, Ascensia will begin commercialization activities in select countries where Eversense XL has already launched, once any existing distribution relationships have concluded. These exclusive distribution rights are expected to last through 2025, with the exact timing dependent on factors including the launch dates for certain future generation products.

Ascensia’s parent company, PHC Holdings Corporation, will also provide up to $50 million to Senseonics through (i) the purchase of $35 million in aggregate principal amount of convertible debt securities in a transaction expected to close on or about August 14, 2020 and (ii) a commitment to purchase up to an additional $15 million in convertible preferred stock, at Senseonics’ option and contingent upon FDA approval of the 180-day Eversense sensor in the U.S.. Both organizations share a vision focused on providing leading technology to diabetes patients around the world to lessen the burden of disease management. With strong commitments to collaboration, Senseonics will enhance focus on advancing its pipeline of long-term implantable CGM solutions, while Ascensia will be responsible for sales, marketing, market access, patient and provider onboarding, and customer support.

“In line with our goal of ensuring the long-term success of Eversense in the marketplace, Ascensia has demonstrated a high level of commitment to our products that we expect will be beneficial for patients and healthcare providers for years to come,” said Francine Kaufman, MD, Chief Medical Officer of Senseonics.

“We are thrilled to be entering into this partnership with Senseonics and strongly believe in the value of the Eversense technology. They have highly accurate and effective products on the market and a strong pipeline of innovative solutions that can address the needs of people with diabetes,” said Robert Schumm, President of Ascensia Diabetes Care. “We believe that the combination of our commercial expertise and infrastructure, alongside Senseonics’ focus on product development and manufacturing, will help to get the Eversense and Eversense XL products into the hands of people with diabetes who can benefit from them. Our aim is to work together to bring these highly effective technologies to more people with diabetes, therefore providing further choice in CGM for diabetes management.”

Collaboration and Commercialization Agreement

The collaboration and commercialization agreement is designed to drive adoption of the Eversense CGM systems and future product generations by combining the strengths of the two organizations. Incentives for penetration of the market are aligned through a mutually beneficial revenue sharing agreement. Senseonics will retain all product development, branding, regulatory approval and manufacturing responsibilities.

Ascensia will assume exclusive commercialization rights of Senseonics’ products for five years following U.S. availability of the 180-day Eversense product including the associated expenses, subject to extension in certain circumstances. Throughout 2020, Senseonics will lead a collaborative program for the Ascensia commercial team to receive field-based training and hands on experience supporting the current Eversense patient base as well as new patient and practice on-boarding. This creates the potential to increase the overall installed base later this year. Upon the launch of the 180-day product in the U.S., if approved, Ascensia will assume full marketing, market access, sales, healthcare provider training, and frontline patient and provider support responsibilities. Ascensia has begun expanding its U.S. commercial organization and expects to be fully staffed by end of the first quarter 2021 in support of Eversense.

Financing Agreements

Senseonics has entered into an agreement to issue senior secured convertible notes to PHC Holdings Corporation in the amount of $35 million at a 9.5% interest rate that reduces to 8.0% if the Eversense 180-day system is approved in the U.S., subject to certain conditions. The maturity date of the notes will be October 31, 2024. Funding will occur at the closing, which is expected to occur on or about August 14, 2020. The notes will be convertible into common stock at any time at an effective conversion premium of approximately 12.5% to the closing stock price on August 7, 2020. Additionally, Senseonics has the option to issue convertible preferred stock to PHC Holdings Corporation in the aggregate purchase price of up to $15.0 million, following approval of the Eversense 180-day system in the U.S, subject to stockholder approval.

Senseonics has also signed an agreement to issue up to $30 million in convertible preferred equity to Masters Special Situations, LLC and affiliates thereof (“MSS”). The funding will take place in up to two closings, with the initial 10% expected to close on or about August 14, 2020. MSS has an option to purchase the balance of the $30 million of convertible preferred equity in a subsequent closing that would be expected to occur within the next three months, subject to the receipt of stockholder approval.

The capital from these financings will be used to support product development initiatives, including the regulatory efforts for the Eversense 180-day system in the U.S. and the development of future generation products, as well as for supporting users in the U.S.

In connection with the transactions described above, PHC Holdings Corporation will have the right to nominate two board members to the board and MSS will have the right to nominate one board member to the board, which board members are expected to join the board within 45 days.

About Eversense

The Eversense® brand of continuous glucose monitoring (CGM) systems are indicated for continually measuring glucose levels in persons age 18 and older with diabetes.  The Eversense® CGM system, available in the U.S. is indicated for up to 90 days and as a replacement of fingerstick blood glucose (BG) measurements for diabetes treatment decisions. Fingerstick BG measurements are still required for calibration twice per day, and when symptoms do not match CGM information or when taking medications of the tetracycline class.  The Eversense® XL CGM system, available outside of the U.S., is indicated for up to 180 days and is intended to complement, not replace, fingerstick blood glucose monitoring. The sensor insertion and removal procedures for both systems are performed by a health care provider. The Eversense and Eversense XL CGM systems are prescription devices; patients should talk to their health care provider to learn more. For important safety information, see https://eversensediabetes.com/safety-info/.

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

About Ascensia Diabetes Care

Ascensia Diabetes Care is a global specialist diabetes care company, dedicated to helping people living with diabetes. Their mission is to empower people living with diabetes through innovative solutions that simplify and improve their lives. They use innovation and specialist expertise in diabetes to develop high quality solutions and tools that make a positive, daily difference for people with diabetes.

Home to the world-renowned CONTOUR® portfolio of blood glucose monitoring systems, Ascensia’s products combine advanced technology with user-friendly functionality that help people with diabetes to manage their condition.

Ascensia Diabetes Care was established in 2016 through the sale of Bayer Diabetes Care to PHC Holdings Co., Ltd (formerly Panasonic Healthcare Holdings Co., Ltd). Ascensia Diabetes Care products are sold in more than 125 countries. Ascensia Diabetes Care has around 1,700 employees and operations in 31 countries.

For further information, please visit the Ascensia Diabetes Care website at: http://www.ascensia.com.

©2020 Ascensia Diabetes Care Holdings AG. All right reserved. Ascensia, the Ascensia Diabetes Care logo and Contour are trademarks and/or registered trademarks of Ascensia Diabetes Care Holdings AG.

About Masters Special Situations, LLC

Masters Special Situations, LLC (“MSS”) is an affiliate of Masters Capital Management, LLC, an SEC registered investment adviser based in Atlanta, Georgia. MSS invests growth capital in innovative, small cap public companies in the United States.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the potential benefits of the Ascensia commercialization and collaboration agreement, the commercialization plans for Eversense and Eversense XL in 2020 and 2021, Ascensia’s full staffing of their commercial organization by end of the first quarter 2021, the receipt of future capital pursuant to the agreements described in this release, the potential increase in the overall Eversense installed base and new patient starts, the potential for FDA approval and launch of the Eversense 180-day system in the U.S., the development of future generations of products, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes, uncertainties inherent in the transition of commercial activities to Ascensia, commercial launch and commercial expansion of the product, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic, the necessity of receiving stockholder approval that will be required in order to raise all of the capital pursuant to the preferred stock transactions described in this release, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2019, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Lynn Lewis or Philip Taylor

Investor Relations

415-937-5406

investors@senseonics.com

Senseonics Media Contact:

Mirasol Panlilio

301-556-1631

Mirasol.panlilio@senseonics.com